Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 7, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS FIRST QUARTER OPERATING RESULTS

TULSA, OK, May 7, 2015 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the three months ended March 31, 2015.

Sales in the first quarter were a record of $76.8 million, up 0.5% from $76.4 million in 2014. Net income was $8.4 million, down (14.5)% from $9.8 million for the same period a year ago. Earnings per diluted share in the first quarter of 2015 was $0.15, down (16.7)% from $0.18 for the same period the previous year, based upon 54.6 million and 55.6 million shares outstanding at March 31, 2015 and 2014, respectively. All per share earnings and shares reflect the three-for-two stock split effective July 16, 2014.

The Company's effective income tax rate for the three months ended March 31, 2015 was 37.5% compared to 31.3% for the same period a year ago, or approximately $0.02 per share. The first quarter of 2014 had an abnormally low tax rate due to a change in method of accounting for state investment tax credits. The Company expects its tax rate to be approximately 37.0% for the year 2015.

Norman H. Asbjornson, President and CEO, stated, “The first quarter increase in sales primarily reflects an increase in units sold during the period while gross profit as a percent of sales remained steady at 28.4% compared to 28.6% a year ago. SG&A expense as a percent of sales increased 0.8% (from 10.0% to 10.8%), due to additional sales tax expense and payments of approximately $0.6 million.”

Mr. Asbjornson said, "Based upon all available forecasts, we anticipated a better quarter. There were three primary reasons for this result. First, we have a strong market presence in the Northeast and Upper Mid-west which was affected by adverse weather conditions. We also have a major market position in energy producing states that suffered by reason of the drop in oil prices. In addition, there was a general unease in the manufacturing sector which delayed expenditures."

Mr. Asbjornson continued, “The Company's balance sheet at March 31, 2015, was very strong, showing a current ratio of 3.5:1 (including cash and short-term investments totaling $42.7 million), plus long-term marketable investments of $6.6 million, and we remained debt-free. Additionally, our backlog increased from $51.7 million at March 31, 2014, to $55.4 million at March 31, 2015."

Mr. Asbjornson next said, "While our backlog increased during the first quarter, we remain concerned about stagnation in non-residential construction. For this reason our outlook for the remainder of the year is cloudy."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the first quarter results. To participate, call 1-888-241-0551 (code 36418406); or, for rebroadcast, call 1-855-859-2056 (code 36418406).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2015	2014
	(in thousands, except share and per share data)
Net sales	$76,768	$76,367
Cost of sales	54,970	54,521
Gross profit	21,798	21,846
Selling, general and administrative expenses	8,317	7,629
Loss (gain) on disposal of assets	5	(24)
Income from operations	13,476	14,241
Interest income	44	69
Other expense, net	(75)	(21)
Income before taxes	13,445	14,289
Income tax provision	5,046	4,467
Net income	$8,399	$9,822
Earnings per share:
Basic*	$0.16	$0.18
Diluted*	$0.15	$0.18
Cash dividends declared per common share*:	$—	$—
Weighted average shares outstanding:
Basic*	54,083,897	55,041,831
Diluted*	54,640,389	55,613,190
 *Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	March 31, 2015	December 31, 2014
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$33,526	$21,952
Certificates of deposit	4,180	6,098
Investments held to maturity at amortized cost	4,984	11,972
Accounts receivable, net	39,865	44,092
Income tax receivable	2,381	2,569
Note receivable	25	30
Inventories, net	44,546	37,618
Prepaid expenses and other	910	609
Deferred tax assets	6,272	6,143
Total current assets	136,689	131,083
Property, plant and equipment:
Land	2,233	2,233
Buildings	65,676	64,938
Machinery and equipment	130,474	127,968
Furniture and fixtures	10,068	10,388
Total property, plant and equipment	208,451	205,527
Less: Accumulated depreciation	115,680	113,605
Property, plant and equipment, net	92,771	91,922
Certificates of deposit	4,560	5,280
Investments held to maturity at amortized cost	1,993	4,015
Note receivable	746	817
Total assets	$236,759	$233,117

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	10,125	11,370
Accrued liabilities	28,518	31,343
Total current liabilities	38,643	42,713
Deferred revenue	955	1,006
Deferred tax liabilities	13,363	13,677
Donations	1,677	1,662
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 54,171,201 and 54,041,829	217	216
issued and outstanding at March 31, 2015 and December 31, 2014, respectively
Additional paid-in capital	—	—
Retained earnings	181,904	173,843
Total stockholders' equity	182,121	174,059
Total liabilities and stockholders' equity	$236,759	$233,117

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2015	2014
Operating Activities	(in thousands)
Net income	$8,399	$9,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,804	2,808
Amortization of bond premiums	61	216
Provision for losses on accounts receivable, net of adjustments	(59)	(130)
Provision for excess and obsolete inventories, net	41	4
Share-based compensation	438	412
Excess tax benefits from stock options exercised and restricted stock awards vested	(1,098)	(356)
Loss (gain) on disposition of assets	5	(24)
Foreign currency transaction loss	70	31
Interest income on note receivable	(8)	(10)
Deferred income taxes	(443)	(1,154)
Changes in assets and liabilities:
Accounts receivable	4,286	(6,511)
Income tax receivable	1,286	1,429
Inventories	(6,969)	(2,755)
Prepaid expenses and other	(301)	(397)
Accounts payable	(1,316)	3,441
Deferred revenue	64	204
Accrued liabilities	(2,925)	2,039
Net cash provided by operating activities	4,335	9,069
Investing Activities
Capital expenditures	(3,587)	(3,616)
Proceeds from sale of property, plant and equipment	—	27
Maturities of certificates of deposits	2,638	1,403
Maturities of investments	8,445	2,717
Proceeds from called investments	504	253
Principal payments from note receivable	14	17
Net cash provided by investing activities	8,014	801
Financing Activities
Borrowings under revolving credit facility	—	—
Payments under revolving credit facility	—	—
Stock options exercised	1,082	340
Excess tax benefits from stock options exercised and restricted stock awards vested	1,098	356
Repurchase of stock	(2,955)	(2,981)
Net cash used in financing activities	(775)	(2,285)
Net increase in cash and cash equivalents	11,574	7,585
Cash and cash equivalents, beginning of period	21,952	12,085
Cash and cash equivalents, end of period	$33,526	$19,670

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended March 31,

	2015	2014
	(in thousands)
Net Income, a GAAP measure	$8,399	$9,822
Depreciation	2,804	2,808
Amortization of bond premiums	61	216
Share-based compensation	438	412
Interest (income)	(105)	(285)
Income tax expense	5,046	4,467
EBITDAX, a non-GAAP measure	$16,643	$17,440

Adjusted Net Income and Adjusted Earnings per Share
The Company defines Adjusted Net Income and the related per share amount as (1) net income, plus (2) non-recurring donations, less (3) the impact on profit sharing expense from the non-recurring donations and (4) the impact on income tax expense from the non-recurring donations. These measures provide additional information which may be used to better understand the Company’s operations.
The following tables provide a reconciliation of net income and earnings per share-diluted (GAAP) to adjusted net income and adjusted earnings per share-diluted (non-GAAP) for the periods indicated:

	Three Months Ended March 31,

	2015	2014
	(in thousands except per share data)
Net Income, a GAAP measure	$8,399	$9,822
Non-recurring donations	15	—
Profit-sharing	(2)	—
Income tax expense	(5)	—
Adjusted Net Income, a non-GAAP measure	$8,407	$9,822

Earnings per share-diluted, a GAAP measure	$0.15	$0.18
Non-recurring donations	—	—
Profit-sharing	—	—
Income tax expense	—	—
Adjusted earnings per share-diluted, a non-GAAP measure	$0.15	$0.18